UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    StorageNetworks, Inc.
    (STOR)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

    May/2001
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)


                          Former 10% Owner
               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/03/01  |        |   |    170,000    |  D  |  $14.00  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/03/01  |        |   |     30,000    |  D  |  $14.25  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $14.00  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.01  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.04  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.05  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.07  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.08  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.09  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.10  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.11  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.17  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $14.20  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.30  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.32  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.35  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.38  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.48  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $14.52  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $14.59  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.64  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $14.67  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.70  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.77  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.87  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.00  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.03  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.05  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.09  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     25,000    |  D  |  $15.10  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.15  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     35,000    |  D  |  $15.16  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.17  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     25,000    |  D  |  $15.18  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     35,000    |  D  |  $15.20  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.21  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $15.22  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.24  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     30,000    |  D  |  $15.25  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.29  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.30  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.31  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.33  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.34  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |    120,000    |  D  |  $15.35  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.37  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.38  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.40  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.42  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.43  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.45  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     60,000    |  D  |  $15.50  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.51  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.52  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.53  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $15.54  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.55  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     50,000    |  D  |  $15.60  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     50,000    |  D  |  $15.65  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |    125,000    |  D  |  $15.70  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |    155,000    |  D  |  $15.75  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.77  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.78  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.79  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.80  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.81  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.88  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.90  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.95  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.97  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.99  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.05  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.14  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.17  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.19  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.20  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.22  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.24  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $16.27  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $16.31  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.36  |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.40  |      01      |    01   |     01   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |        |        |    | |       |       |        |        |             |         |        |         |      |      |
(right to buy) | $8.00  |        |    | |       |       |   02   |01/27/10|Common Stock |  25,000 |        |  25,000 |  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore, L.P. ("GS Offshore"), GS Capital
Partners III Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1999, L.P. ("1999 Stone", and together with GS Capital III, GS Offshore, and GS Germany, the "Limited Partnerships"), Stone Street 1999, L.L.C. ("Stone GP"), GS Advisors III, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group" and, together with GS Capital III, GS Offshore, GS Germany, 1999 Stone, Goldman Sachs, GS Advisors, GS oHG and Stone GP, the "Reporting Persons"). The principal business address of each of GS Capital III, 1999 Stone, Stone GP, GS Advisors, Goldman Sachs and GS Group is 85 Broad Street, New York, New York, 10004. The principal business address of GS Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address of each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: The securities reported herein as sold were sold and were beneficially owned by the Limited Partnerships and may be deemed to have been beneficially owned indirectly by GS Group. On May 3, 2001 GS Capital Partners III, GS Offshore, GS Germany and 1999 Stone sold 145,336, 39,955, 6,709, and 8,000 shares of Common Stock, respectively. On May 4, 2001, GS Capital Partners III, GS Offshore, GS Germany and 1999 Stone sold 944,684, 259,705, 43,612 and 51,999 shares of Common Stock, respectively.

As of May 4, 2001, Goldman Sachs and GS Group may be deemed to own beneficially and indirectly, in aggregate, 9,587,447 shares of Common Stock through the Limited Partnerships of which affiliates of Goldman Sachs and GS Group are the general partner or managing partner. Pursuant to a Voting Trust Agreement, the Limited Partnerships have placed the shares in a voting trust with United States Trust Company of New York, as voting trustee (the "Voting Trustee"), pursuant to which the Voting Trustee has been given the power to exercise the voting rights of such shares. Goldman Sachs is the investment manager of GS Capital III, GS Offshore and GS Germany. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the shares of Common Stock owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GS Capital III and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 6,967,003 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Offshore and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 1,915,312 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Germany and its managing partner, GS oHG, may be deemed to own beneficially and indirectly 321,633 shares of Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

1999 Stone and its general partner, Stone GP, may be deemed to own beneficially and indirectly 383,499 shares of Common Stock. Stone GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

02: These options were granted pursuant to the Issuer's Amended and Restated 1998 Stock Incentive Plan to a director of the Issuer, who is a managing director of Goldman Sachs (the "Director"). Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. These options are immediately exercisable in full, subject to the Issuer's right to repurchase a percentage of any shares of Common Stock issued upon exercise of these options ("Shares"), as follows: If the Director ceases to be either an employee, officer or director of the Issuer at any time during the 12 month period between 01/26/01 and 01/26/02, the Issuer has the right to repurchase 50% of the Shares. These repurchase rights of the Issuer terminate in any event upon certain acquisition events of the Issuer or upon the death or disability of the Director. The Director has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

**Signatures:

GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS III, L.P.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS III OFFSHORE, L.P.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP
(with limitation of liability)


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS ADVISORS III, L.L.C.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact

GOLDMAN, SACHS & CO. oHG


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


STONE STREET FUND 1999, L.P.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


STONE STREET 1999, L.L.C.


By:  s/ Roger S. Begelman
     -----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


Date:   June 11, 2001



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.